Bermuda Office

Appleby (Bermuda)

Limited

Canon’s Court

22 Victoria Street

PO Box HM 1179

Hamilton HM EX

Bermuda

Tel +1 441 295 2244

Fax +1 441 292 8666

applebyglobal.com

Appleby (Bermuda) Limited (the Legal Practice) is a limited liability company incorporated in Bermuda and approved and recognised under the Bermuda Bar (Professional Companies) Rules 2009. “Partner” is a title referring to a director, shareholder or an employee of the Legal Practice. A list of such persons can be obtained from your relationship partner.

Exhibit 5.3

Cooper Offshore Holdings Ltd. Canon’s Court 22 Victoria Street Hamilton HM 12 Bermuda	Email adfagundo@applebyglobal.com Direct Dial +1 441 298 3545 Tel +1 441 295 2244 Fax +1 441 292 8666 Your Ref Appleby Ref 125385.0006/AD/JP 6 September 2013

Dear Sir

Cooper Offshore Holdings Ltd. (the “Company”)

This opinion is addressed to you in relation to the Company, in connection with the Registration Statement on Form S-4 filed by Eaton Corporation (the “Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended, (the “Securities Act”) relating to the offer by Eaton Corporation to exchange up to $600,000,000 aggregate principal amount of its 0.950% Senior Notes due 2015 (the “2015 Exchange Notes”), $1,000,000,000 aggregate principal amount of its 1.500% Senior Notes due 2017 (the “2017 Exchange Notes”), $1,600,000,000 aggregate principal amount of its 2.750% Senior Notes due 2022 (the “2022 Exchange Notes”), $700,000,000 aggregate principal amount of its 4.000% Senior Notes due 2032 (the “2032 Exchange Notes”) and $1,000,000,000 aggregate principal amount of its 4.150% Senior Notes due 2042 (the “2042 Exchange Notes” and, together with the 2015 Exchange Notes, the 2017 Exchange Notes, the 2022 Exchange Notes and the 2032 Exchange Notes, the “Exchange Notes”), each of which have been registered under the Securities Act, for any and all of its outstanding unregistered 0.950% Senior Notes due 2015, 1.500% Senior Notes due 2017, 2.750% Senior Notes due 2022, 4.000% Senior Notes due 2032 and 4.150% Senior Notes due 2042, respectively, and the issuance by the Company of a guarantee (the “Exchange Guarantee”) with respect to the Exchange Notes. The Exchange Notes and the Exchange Guarantee will be issued under the Indenture (as defined in the Schedule to this opinion).

For the purposes of this opinion we have examined and relied upon the documents listed, and in some cases defined, in the Schedule to this opinion (the “Documents”) together with such other documentation as we have considered requisite to this opinion. Unless otherwise defined herein, capitalised terms have the meanings assigned to them in the Indenture.

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Assumptions

In stating our opinion we have assumed:

(a)	the authenticity, accuracy and completeness of all Documents and other documentation examined by us submitted to us as originals and the conformity to authentic original documents of all Documents and other such documentation submitted to us as certified, conformed, notarised, faxed or photostatic copies;

(b)	that each of the Documents and other such documentation which was received by electronic means is complete, intact and in conformity with the transmission as sent;

(c)	the genuineness of all signatures on the Documents;

(d)	the authority, capacity and power of each of the persons signing the Documents (other than the Company in respect of the Subject Agreements);

(e)	that any representation, warranty or statement of fact or law, other than as to the laws of Bermuda, made in any of the Documents is true, accurate and complete;

(f)	that the Subject Agreements constitute the legal, valid and binding obligations of each of the parties thereto, other than the Company, under the laws of its jurisdiction of incorporation or its jurisdiction of formation;

(g)	that the Subject Agreements have been validly authorised, executed and delivered by each of the parties thereto, other than the Company, and the performance thereof is within the capacity and powers of each such party thereto, and that each such party to which the Company purportedly delivered the Subject Agreements has actually received and accepted delivery of such Subject Agreements;

(h)	that the Subject Agreements will effect, and will constitute legal, valid and binding obligations of each of the parties thereto, enforceable in accordance with their terms, under the laws of the State of New York by which they are expressed to be governed;

(i)	that the Subject Agreements are in the proper legal form to be admissible in evidence and enforced in the courts of the State of New York and in accordance with the laws of the State of New York;

(j)

that there are no provisions of the laws or regulations of any jurisdiction other than Bermuda which would be contravened by the execution or delivery of the Subject Agreements or which would have any implication in relation to the opinion expressed herein and that, in so far as any obligation under, or action to be taken

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under, the Subject Agreements is required to be performed or taken in any jurisdiction outside Bermuda, the performance of such obligation or the taking of such action will constitute a valid and binding obligation of each of the parties thereto under the laws of that jurisdiction and will not be illegal by virtue of the laws of that jurisdiction;

(k)	that the records which were the subject of the Company Search were complete and accurate at the time of such search and disclosed all information which is material for the purposes of this opinion and such information has not since the date and time of the Company Search been materially altered;

(l)	that the records which were the subject of the Litigation Search were complete and accurate at the time of such search and disclosed all information which is material for the purposes of this opinion and such information has not since the date and time of the Litigation Search been materially altered;

(m)	that the Resolutions are in full force and effect, have not been rescinded, either in whole or in part, and accurately record the resolutions adopted by all the Directors of the Company as unanimous written resolutions of the Board and that there is no matter affecting the authority of the Directors to effect entry by the Company into the Subject Agreements, not disclosed by the Constitutional Documents or the Resolutions, which would have any adverse implication in relation to the opinions expressed herein;

(n)	that the other parties to the Subject Agreements have no express or constructive knowledge of any circumstance whereby any Director of the Company, when the Board of Directors of the Company adopted the Resolutions, failed to discharge his fiduciary duty owed to the Company and to act honestly and in good faith with a view to the best interests of the Company;

(o)	that the Company has entered into its obligations under the Subject Agreements in good faith for the purpose of carrying on its business and that, at the time it did so, there were reasonable grounds for believing that the transactions contemplated by the Subject Agreements would benefit the Company; and

(p)	that each transaction to be entered into pursuant to the Subject Agreements is entered into in good faith and for full value and will not have the effect of fraudulently preferring one creditor over another.

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Opinion

Based upon and subject to the foregoing and subject to the reservations set out below and to any matters not disclosed to us, we are of the opinion that:

(1)	The Company is an exempted company incorporated with limited liability and existing under the laws of Bermuda. The Company possesses the capacity to sue and be sued in its own name and is in good standing under the laws of Bermuda.

(2)	The Company has all requisite corporate power and authority to enter into, execute, deliver, and perform its obligations under the Subject Agreements and to take all action as may be necessary to complete the transactions contemplated thereby.

(3)	The execution, delivery and performance by the Company of the Subject Agreements and the transactions contemplated thereby have been duly authorised by all necessary corporate action on the part of the Company.

(4)	The Subject Agreements have been duly executed by the Company and each constitutes legal, valid and binding obligations of the Company, enforceable against the Company in accordance with its terms.

(5)	No consent, licence or authorisation of, filing with, or other act by or in respect of, any governmental authority or court of Bermuda is required to be obtained by the Company in connection with the execution, delivery or performance by the Company of the Subject Agreements or to ensure the legality or validity as to the Company, of the Subject Agreements.

(6)	The execution, delivery and performance by the Company of the Subject Agreements and the transactions contemplated thereby do not and will not violate, conflict with or constitute a default under (i) any requirement of any law or any regulation of Bermuda or (ii) the Constitutional Documents.

(7)	Based solely upon the Company Search and the Litigation Search:

(i)	no litigation, administrative or other proceeding of or before any governmental authority of Bermuda is pending against the Company; and

(ii)	no notice to the Registrar of Companies of the passing of a resolution of members or creditors to wind up or the appointment of a liquidator or receiver has been given. No petition to wind up the Company or application to reorganise its affairs pursuant to a Scheme of Arrangement or application for the appointment of a receiver has been filed with the Supreme Court.

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(8)	The Company has received an assurance from the Ministry of Finance granting an exemption, until 31 March 2035 from the imposition of tax under any applicable Bermuda law computed on profits or income or computed on any capital asset, gain or appreciation, or any tax in the nature of estate duty or inheritance tax, provided that such exemption shall not prevent the application of any such tax or duty to such persons as are ordinarily resident in Bermuda and shall not prevent the application of any tax payable in accordance with the provisions of the Land Tax Act 1967 or otherwise payable in relation to land in Bermuda leased to the Company. There are, subject as otherwise provided in this opinion, no Bermuda taxes, stamp or documentary taxes, duties or similar charges now due, or which could in the future become due, in connection with the execution, delivery, performance or enforcement of the Subject Agreements or the transactions contemplated thereby, or in connection with the admissibility in evidence thereof and the Company is not required by any Bermuda law or regulation to make any deductions or withholdings in Bermuda from any payment it may make thereunder.

Reservations

We have the following reservations:

(a)	The term “enforceable” as used in this opinion means that there is a way of ensuring that each party performs an agreement or that there are remedies available for breach.

(b)	We express no opinion as to the availability of equitable remedies such as specific performance or injunctive relief, or as to any matters which are within the discretion of the courts of Bermuda in respect of any obligations of the Company as set out in the Subject Agreements. In particular, we express no opinion as to the enforceability of any present or future waiver of any provision of law (whether substantive or procedural) or of any right or remedy which might otherwise be available presently or in the future under the Subject Agreements.

(c)	Enforcement of the obligations of the Company under the Subject Agreements may be limited or affected by applicable laws from time to time in effect relating to bankruptcy, insolvency or liquidation or any other laws or other legal procedures affecting generally the enforcement of creditors’ rights.

(d)	Enforcement of the obligations of the Company may be the subject of a statutory limitation of the time within which such proceedings may be brought.

(e)	We express no opinion as to any law other than Bermuda law and none of the opinions expressed herein relates to compliance with or matters governed by the laws of any jurisdiction except Bermuda. This opinion is limited to Bermuda law as applied by the courts of Bermuda at the date hereof.

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(f)	Where an obligation is to be performed in a jurisdiction other than Bermuda, the courts of Bermuda may refuse to enforce it to the extent that such performance would be illegal under the laws of, or contrary to public policy of, such other jurisdiction.

(g)	We express no opinion as to the validity, binding effect or enforceability of any provision incorporated into any of the Subject Agreements by reference to a law other than that of Bermuda, or as to the availability in Bermuda of remedies which are available in other jurisdictions.

(h)	Where a person is vested with a discretion or may determine a matter in his or its opinion, such discretion may have to be exercised reasonably or such an opinion may have to be based on reasonable grounds.

(i)	We express no opinion as to the validity or binding effect of any provision in the Subject Agreements for the payment of interest at a higher rate on overdue amounts than on amounts which are current, or that liquidated damages are or may be payable. Such a provision may not be enforceable if it could be established that the amount expressed as being payable was in the nature of a penalty; that is to say a requirement for a stipulated sum to be paid irrespective of, or necessarily greater than, the loss likely to be sustained. If it cannot be demonstrated to the Bermuda court that the higher payment was a reasonable pre-estimate of the loss suffered, the court will determine and award what it considers to be reasonable damages. Section 9 of The Interest and Credit Charges (Regulations) Act 1975 provides that the Bermuda courts have discretion as to the amount of interest, if any, payable on the amount of a judgment after date of judgment. If the Court does not exercise that discretion, then interest will accrue at the statutory rate which is currently 7% per annum.

(j)	We express no opinion as to the validity or binding effect of any provision of the Subject Agreements which provides for the severance of illegal, invalid or unenforceable provisions.

(k)	Searches of the Register of Companies at the office of the Registrar of Companies and of the Supreme Court Causes Book at the Registry of the Supreme Court are not conclusive and it should be noted that the Register of Companies and the Supreme Court Causes Book do not reveal:

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(i)	details of matters which have been lodged for filing or registration which as a matter of best practice of the Registrar of Companies or the Registry of the Supreme Court would have or should have been disclosed on the public file, the Causes Book or the Judgment Book, as the case may be, but for whatever reason have not actually been filed or registered or are not disclosed or which, notwithstanding filing or registration, at the date and time the search is concluded are for whatever reason not disclosed or do not appear on the public file, the Causes Book or Judgment Book;

(ii)	details of matters which should have been lodged for filing or registration at the Registrar of Companies or the Registry of the Supreme Court but have not been lodged for filing or registration at the date the search is concluded;

(iii)	whether an application to the Supreme Court for a winding-up petition or for the appointment of a receiver or manager has been prepared but not yet been presented or has been presented but does not appear in the Causes Book at the date and time the search is concluded;

(iv)	whether any arbitration or administrative proceedings are pending or whether any proceedings are threatened, or whether any arbitrator has been appointed; or

(v)	whether a receiver or manager has been appointed privately pursuant to the provisions of a debenture or other security, unless notice of the fact has been entered in the Register of Charges in accordance with the provisions of the Act.

(l)	Furthermore, in the absence of a statutorily defined system for the registration of charges created by companies incorporated outside Bermuda (“overseas companies”) over their assets located in Bermuda, it is not possible to determine definitively from searches of the Register of Charges maintained by the Registrar of Companies in respect of such overseas companies what charges have been registered over any of their assets located in Bermuda or whether any one charge has priority over any other charge over such assets.

(m)	In order to issue this opinion we have carried out the Company Search as referred to in the Schedule to this opinion and have not enquired as to whether there has been any change since the date and time of such search.

(n)	In order to issue this opinion we have carried out the Litigation Search as referred to in the Schedule to this opinion and have not enquired as to whether there has been any change since the date and time of such search.

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(o)	In paragraph (1) above, the term “good standing” means that the Company has received a Certificate of Compliance from the Registrar of Companies.

Disclosure

This opinion is addressed to you solely for your benefit and is neither to be transmitted to any other person, nor relied upon by any other person or for any other purpose nor quoted or referred to in any public document nor filed with any governmental agency or person, without our prior written consent, except as may be required by law or regulatory authority, except that we understand and agree that Simpson Thacher & Bartlett LLP may rely upon this opinion as if it were an addressee hereof for the purpose of providing the opinion to be delivered by such firm in connection with the Registration Statement. Further, this opinion speaks as of its date and is strictly limited to the matters stated herein and we assume no obligation to review or update this opinion if applicable law or the existing facts or circumstances should change. We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the reference to our firm contained under the heading “Legal Matters” in the prospectus included therein.

This opinion is governed by and is to be construed in accordance with Bermuda law. It is given on the basis that it will not give rise to any legal proceedings with respect thereto in any jurisdiction other than Bermuda.

Yours faithfully

/s/Appleby (Bermuda) Limited

Appleby (Bermuda) Limited

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Bermuda Office

Appleby (Bermuda)

Limited

Canon’s Court

22 Victoria Street

PO Box HM 1179

Hamilton HM EX

Bermuda

Tel +1 441 295 2244

Fax +1 441 292 8666

applebyglobal.com

Appleby (Bermuda) Limited (the Legal Practice) is a limited liability company incorporated in Bermuda and approved and recognised under the Bermuda Bar (Professional Companies) Rules 2009. “Partner” is a title referring to a director, shareholder or an employee of the Legal Practice. A list of such persons can be obtained from your relationship partner.

SCHEDULE

1.	The entries and filings shown in respect of the Company on the file of the Company maintained in the Register of Companies at the office of the Registrar of Companies in Hamilton, Bermuda, as revealed by a search conducted on 6 September 2013 at 9:30 am (Bermuda time) (the “Company Search”).

2.	The entries and filings shown in respect of the Company in the Supreme Court Causes Book maintained at the Registry of the Supreme Court in Hamilton, Bermuda, as revealed by a search conducted on 6 September 2013 at 9:45 am (Bermuda time) (the “Litigation Search”).

3.	Certified copies of the Certificate of Incorporation, Memorandum of Association and Bye-Laws for the Company (collectively referred to as the “Constitutional Documents”).

4.	A PDF copy of the unanimous written resolutions of the Directors effective January 8, 2013 (the “Resolutions”).

5.	A certified copy of the “Foreign Exchange Letter” issued by the Bermuda Monetary Authority, Hamilton Bermuda in relation to the Company.

6.	A certified copy of the “Tax Assurance” issued by the Registrar of Companies for the Minister of Finance in relation to the Company.

7.	A Certificate of Compliance, dated 6 September 2013 issued by the Registrar of Companies in respect of the Company.

8.	A certified copy of the Register of Directors and Officers in respect of the Company as of January 8, 2013 and 6 September 2013.

9.	A PDF copy of the draft Registration Statement on Form S-4 to be filed with the Securities and Exchange Commission on or about 6 September 2013 in relation to the Exchange Notes and the Exchange Guarantees.

10.	A PDF copy of the signed Indenture dated as of November 20, 2012 among Eaton Corporation, the guarantors party thereto and the Bank of New York Mellon Trust Company, N.A. (the “Indenture”).

11.	A PDF copy of the signed First Supplemental Indenture to the Indenture, dated as of November 30, 2012, among Eaton Corporation, the guarantors party thereto and the Trustee.

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12.	A PDF copy of the signed Second Supplemental Indenture to the Indenture, dated as of January 8, 2013, among Eaton Corporation, the guarantors party thereto (including the Company) and the Trustee (the “Second Supplement”).

13.	A PDF copy of the signed Registration Rights Agreement dated as of November 20, 2012 among Turlock Corporation, the guarantors party thereto, Citigroup Global Markets Inc. and Morgan Stanley & Co. LLC as representatives of the several lenders party thereto.

14.	A PDF copy of the signed Joinder to the Registration Rights Agreement dated as of January 8, 2013 between the Company and the other guarantors party thereto (the “Joinder Agreement” and together with the Second Supplement, the “Subject Agreements”).

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